HF Financial Corp. Reports Fiscal Second Quarter 2015 GAAP Loss of $0.12 Per Diluted Share and Core Diluted Earnings Per Share of $0.24
Loan Growth of 15% Year-Over-Year Continues Contribution to Margin Expansion Company Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, January 26, 2015 -- HF Financial Corp. (Nasdaq: HFFC) today reported its financial results for the three and six months ended December 31, 2014. A GAAP loss of $868,000, or $0.12 per diluted share, was reported for the second fiscal quarter which included the prepayment of Federal Home Loan Bank ("FHLB") term borrowings resulting in pre-tax charges of $4.1 million, or $2.5 million after tax. The Company reported core earnings, a non-GAAP measure, of $1.7 million, or $0.24 per diluted share for the second fiscal quarter ended December 31, 2014, as compared to core earnings of $2.1 million, or $0.30 per diluted share, for the quarter ended December 31, 2013. For the previous quarter ended September 30, 2014, core earnings were $1.9 million, or $0.27 per diluted share.
Loan balances grew 14.7% from a year ago to $855.1 million, which is near the record levels set at the end of fiscal 2010. Loan growth and recovery of non-accruing interest contributed to loan interest income increasing $1.0 million in the second fiscal quarter of 2015 compared to the prior quarter and $1.5 million higher than the prior year quarterly period. Total loans increased by $109.3 million over the past year and $37.8 million from the previous quarter. Asset quality remains strong with nonperforming assets as a percentage of total assets declining to 1.01% at December 31, 2014 from 1.71% one year earlier and 1.21% the previous quarter.
“Our strong capital position allowed us the opportunity to reposition our balance sheet by prepayment of FHLB term advances. We are pleased to report strong core earnings and continue to maintain our strong capital position. Our staff is continuing to explore opportunities to maximize our efficiencies while delivering quality service to our customers. The decision to prepay several longer-term FHLB advances will result in lowering our cost of funds and improving our net interest margin going forward. An enhanced net interest margin combined with lower operating costs derived from streamlining our branch office network are part of our strategy to generate stronger core earnings and to improve return on equity. Meanwhile, we continue to convert lower yielding liquid investments into loans with higher yields resulting in better net interest margins,” said Stephen Bianchi, President and Chief Executive Officer.
Core diluted earnings per share, a non-GAAP measure, were $0.51 compared to $0.41 for the six months ended December 31, 2014 and 2013, respectively. For a reconciliation of core earnings and core diluted earnings per share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings".
Fiscal 2015 Second Quarter Financial Highlights: (at or for the periods ended December 31, 2014, compared to September 30, 2014, June 30, 2014 and/or December 31, 2013.)

•
Core earnings, a non- GAAP measure, were $1.7 million, or $0.24 per share, for the second fiscal quarter of 2015. GAAP earnings decreased to a loss of $868,000, or $0.12 per diluted share, from earnings of $1.8 million, or $0.26 per diluted share in the previous quarter.

•
FHLB term advances totaling $84.9 million were prepaid during the second fiscal quarter resulting in pre-tax charges of $4.1 million, or $2.5 million after tax. Average borrowing costs decreased to 1.68% in the second fiscal quarter compared to 2.49% the previous quarter. More reflective of the restructuring, the FHLB borrowing costs were lowered to a weighted average rate of 0.27% at December 31, 2014, as the longer-term funds were replaced with less expensive short-term funding.

•	Total loans increased to $855.1 million at December 31, 2014, from $817.3 million at September 30, 2014, and from $745.8 million one year earlier, or a 14.7% increase year over year.

•
The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”), a non-GAAP measure, increased to 3.19% for the fiscal second quarter 2015 compared to 2.84% for the previous quarter. In the second quarter, a recovery of nonaccruing interest of $771,000 was realized on a dairy loan that was refinanced, which contributed nearly 26 basis points to the NIM, TE for the quarter.

•
Nonperforming assets continued to decline and totaled $12.8 million at December 31, 2014, or 1.01% of total assets compared to $15.2 million at September 30, 2014, or 1.21% of total assets. One year earlier, nonperforming assets totaled $21.4 million, or 1.71% of total assets. Nonperforming assets at December 31, 2014, include $9.3 million of nonaccruing troubled debt restructured loans that are compliant with their restructured terms. Net charge-offs were $387,000 for the fiscal second quarter, and total $488,000 on a fiscal year to date basis or just 0.12% annualized of total loans .

•	Loan loss allowances totaled 1.28% of total loans at December 31, 2014 compared to 1.27% one quarter earlier. The Company has no direct exposure to the Oil & Gas Industry.

•
As previously announced, the Bank plans to close three grocery store branches and relocate one grocery store branch in Sioux Falls. The financial impact of the closures of approximately $770,000 to $810,000 in one-time pre-tax charges will be reflected in the third fiscal quarter. The Company believes these branch efficiencies will lead to noninterest expense savings of approximately $900,000 annually.

•	Capital levels at December 31, 2014, continued to remain well above the regulatory “well-capitalized” minimum levels:

•	Total risk-based capital to risk-weighted assets was 13.86% versus 14.50% at September 30, 2014.

•	Tier 1 capital to risk-weighted assets was 12.70% versus 13.36% at September 30, 2014.

•	Tier 1 capital to total adjusted assets was 9.46% versus 9.70% at September 30, 2014.

•	The most recent dividend of $0.1125 per share represents 3.17% current yield at recent market prices.

•
Tangible book value was $13.76 per share at December 31, 2014, compared to $13.15 per share one year earlier. This increase in tangible book value combined with a total dividend of $0.45 results in an intrinsic return of 8.06% for the past twelve month period.

Balance Sheet and Asset Quality Review
HF Financial’s total asset base remained flat relative to the previous quarter at $1.26 billion. One year earlier, total assets were $1.25 billion. Though the asset base overall reflected minimal growth, HF Financial continues to grow its loan portfolio and fund new loans, in part, with proceeds from short-term, liquid investments. In the second fiscal quarter of 2015, total loans increased 4.6% to $855.1 million from $817.3 million at the end of the previous quarter and 14.7% from $745.8 million a year ago. The increase in the loan balance reflected an increased balance of commercial real estate and agricultural loans. Commercial real estate loans continued to represent the largest portion of the loan portfolio, which totaled 53.0% of the loan portfolio at December 31, 2014, followed by agricultural loans totaling 24.8%.
“Growing the loan portfolio, improving our delivery system to our customers, expanding our net interest margin and maintaining strong capital ratios are our primary focus. Our management team continues to be energized by the improvement in our core operations and the approach we have made in delivering our services to our communities,” stated Bianchi.
Total deposits decreased slightly to $946.8 million at December 31, 2014, from $964.2 million one year earlier and $954.3 million one quarter earlier. Non-certificate accounts represented 67.5% of total deposits while certificates of deposit represented 32.5% of total deposits at December 31, 2014. Certificate deposits increased slightly due to re-allocation of some public funds.

FHLB advances and other borrowings increased during the second fiscal quarter of fiscal 2015 to $164.1 million compared to $142.9 million in the previous quarter to fund loan growth. Management expects borrowing balances to decline in the upcoming quarters as investment securities mature or are sold and proceeds are used to repay the newly acquired short term borrowings. At December 31, 2014, the weighted average cost of FHLB borrowings has been reduced to 0.27%.
Nonperforming assets ("NPAs"), which included $9.3 million of troubled debt restructurings that are in compliance with their restructured terms, decreased to $12.8 million at December 31, 2014, from $15.2 million the preceding quarter and $21.4 million one year earlier. At December 31, 2014, NPAs represented 1.01% of total assets and included only $2,000 in foreclosed assets.
The allowance for loan and lease losses at December 31, 2014, totaled $10.9 million and represented 1.28% of total loans and leases. Total allowance relative to total nonperforming loans was 85.3% at December 31, 2014, compared to 68.7% the previous quarter and 50.2% one year earlier.
Tangible common stockholders' equity was to 7.72% of tangible assets at December 31, 2014, compared to 7.62% at June 30, 2014. Tangible book value per common share was $13.76 at December 31, 2014, up from $13.15 one year earlier.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 12.70% at December 31, 2014, while the ratio of Tier 1 capital to total adjusted assets was 9.46%. These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the second fiscal quarter ending December 31, 2014, HF Financial's operations reflected restructuring charges designed to improve the net interest margin and a growing balance of loans generating a larger stream of interest income. Net interest income increased 13.0% to $9.4 million for the second fiscal quarter of 2015 compared to $8.3 million the previous quarter and $7.8 million one year earlier. The increase in net interest income was primarily related to the recovery of $771,000 of nonaccruing interest on a refinanced loan. The NIM, TE expanded to 3.19% for the fiscal second quarter compared to 2.84% the previous quarter and 2.66% one year earlier.
“We expect approximately a 40 basis point improvement in our net interest margin in coming quarters as a result of prepaying $84.9 million in FHLB term advances. Additionally, the continued growth in our loan portfolio is providing a stronger stream of interest income. Adding cost savings of approximately $900,000 from realigning our branch network will further enhance our drive to maximize the efficiency of HF Financial. The combination of enhanced interest income from loan growth, lowering funding costs and cost savings from our branch network consolidation will provide for a stronger core operation,” stated Brent Olthoff, Chief Financial Officer and Treasurer.
Provision for loan losses reflected reserves established for the larger loan portfolio, environmental conditions and historical charge-off activity. Provisions totaled $941,000 for the second fiscal quarter of 2015, compared to benefits of $22,000 for the first fiscal quarter of 2015 and $257,000 for the year ago quarter.
Noninterest income totaled $3.1 million for the fiscal second quarter of 2015 compared to $3.3 million in the previous quarter. Mortgage activity produced $817,000 in servicing and gains on loan sales in the second fiscal quarter of 2015 compared to $917,000 in the previous quarter. Fees on deposits totaled $1.6 million for each of the first and second quarters of fiscal 2015. A sale of land previously obtained for branch expansion resulted in a one-time loss on sale of $64,000 and reduced other noninterest income in the second quarter.
Total noninterest expenses were $13.1 million compared to $9.0 million in the previous quarter. Noninterest expense includes one-time prepayment charges of $4.1 million associated with the FHLB advances.
These financial results are preliminary until the Form 10-Q is filed in February 2015.

Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the second fiscal quarter 2015. The dividend is payable February 13, 2015 to stockholders of record February 6, 2015.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” and "Core Earnings" are non-GAAP financial measures. Information regarding the usefulness of Net Interest Margin, TE and Core Earnings appear in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, these presentations may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 27 offices in 18 communities, throughout Eastern South Dakota, Minnesota, and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2014, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Interest, dividend and loan fee income:
Loans and leases receivable	$10,192	$9,160	$8,657	$19,352	$16,959
Investment securities and interest-earning deposits	1,059	1,206	1,486	2,265	2,383
	11,251	10,366	10,143	21,617	19,342
Interest expense:
Deposits	899	916	1,020	1,815	2,036
Advances from Federal Home Loan Bank and other borrowings	988	1,164	1,336	2,152	2,743
	1,887	2,080	2,356	3,967	4,779
Net interest income	9,364	8,286	7,787	17,650	14,563
Provision (benefit) for losses on loans and leases	941	(22)	(257)	919	19
Net interest income after provision for losses on loans and leases	8,423	8,308	8,044	16,731	14,544
Noninterest income:
Fees on deposits	1,550	1,599	1,587	3,149	3,255
Loan servicing income, net	345	370	809	715	1,429
Gain on sale of loans	472	547	621	1,019	1,415
Earnings on cash value of life insurance	208	207	207	415	412
Trust income	225	223	210	448	413
Commission and insurance income	367	419	308	786	631
Gain (loss) on sale of securities, net	(75)	34	85	(41)	358
Loss on disposal of closed-branch fixed assets	—	(163)	—	(163)	—
Other	33	105	102	138	197
	3,125	3,341	3,929	6,466	8,110
Noninterest expense:
Compensation and employee benefits	5,508	5,251	5,237	10,759	10,727
Occupancy and equipment	1,008	1,043	1,040	2,051	2,082
FDIC insurance	191	215	234	406	441
Check and data processing expense	815	833	778	1,648	1,513
Professional fees	425	640	405	1,065	1,131
Marketing and community investment	376	372	306	748	620
Foreclosed real estate and other properties, net	9	28	121	37	256
Other	4,817	639	657	5,456	1,336
	13,149	9,021	8,778	22,170	18,106
Income (loss) before income taxes	(1,601)	2,628	3,195	1,027	4,548
Income tax expense (benefit)	(733)	816	1,025	83	1,399
Net income (loss)	$(868)	$1,812	$2,170	$944	$3,149

Basic earnings (loss) per common share:	$(0.12)	$0.26	$0.31	$0.13	$0.45
Diluted earnings (loss) per common share:	$(0.12)	$0.26	$0.31	$0.13	$0.45
Basic weighted average shares:	7,054,340	7,055,440	7,055,312	7,054,890	7,055,166
Diluted weighted average shares:	7,059,032	7,060,042	7,057,233	7,059,538	7,057,211
Outstanding shares (end of period):	7,054,352	7,055,440	7,055,440	7,054,352	7,055,440
Number of full-service offices	26	26	27

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	December 31, 2014	June 30, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$21,634	$24,256
Investment securities available for sale	289,686	348,878
Investment securities held to maturity	20,318	19,507
Correspondent bank stock	8,108	6,367
Loans held for sale	9,026	6,173

Loans and leases receivable	855,130	811,946
Allowance for loan and lease losses	(10,933)	(10,502)
Loans and leases receivable, net	844,197	801,444

Accrued interest receivable	6,976	5,407
Office properties and equipment, net of accumulated depreciation	13,878	13,805
Foreclosed real estate and other properties	2	180
Cash value of life insurance	20,984	20,644
Servicing rights, net	10,876	11,218
Goodwill and intangible assets, net	4,776	4,830
Other assets	12,552	12,020
Total assets	$1,263,013	$1,274,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$946,787	$999,174
Advances from Federal Home Loan Bank and other borrowings	164,129	120,643
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	12,435	13,683
Accrued expenses and other liabilities	12,963	14,740
Total liabilities	1,161,151	1,173,077
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,137,807 and 9,138,895 shares issued at December 31, 2014 and June 30, 2014, respectively	91	91
Additional paid-in capital	46,287	46,218
Retained earnings, substantially restricted	89,051	89,694
Accumulated other comprehensive (loss), net of related deferred tax effect	(2,670)	(3,454)
Less cost of treasury stock, 2,083,455 shares at December 31, 2014 and June 30, 2014	(30,897)	(30,897)
Total stockholders' equity	101,862	101,652
Total liabilities and stockholders' equity	$1,263,013	$1,274,729

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended			Six Months Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
	2014	2014	2013	2014	2013
Balance, beginning	$10,379	$10,502	$10,763	$10,502	$10,743
Provision (benefit) charged to income	941	(22)	(257)	919	19
Charge-offs	(433)	(141)	(212)	(574)	(531)
Recoveries	46	40	311	86	374
Balance, ending	$10,933	$10,379	$10,605	$10,933	$10,605

Asset Quality	December 31, 2014	September 30, 2014	December 31, 2013
Nonaccruing loans and leases	$12,811	$15,098	$21,110
Accruing loans and leases delinquent more than 90 days	—	—	—
Foreclosed assets	2	124	320
Total nonperforming assets (1)	$12,813	$15,222	$21,430

General allowance for loan and lease losses	$10,473	$9,941	$9,112
Specific impaired loan valuation allowance	460	438	1,493
Total allowance for loans and lease losses	$10,933	$10,379	$10,605

Ratio of nonperforming assets to total assets at end of period (1)	1.01%	1.21%	1.71%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.50%	1.85%	2.83%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.12%	0.05%	0.04%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.28%	1.27%	1.42%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	85.34%	68.74%	50.24%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets. Includes nonaccruing troubled debt restructured loans compliant with their restructured terms of $9.3 million, $13.5 million, and $18.5 million, for the respective quarters.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the six months ended December 31, 2014 and December 31, 2013 have been annualized.

Troubled Debt Restructuring Summary	December 31, 2014	September 30, 2014	December 31, 2013
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$182	$5	$4
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	9,339	13,491	18,481
Accruing troubled debt restructurings (4)	1,633	1,861	1,245
Total troubled debt restructurings	$11,154	$15,357	$19,730
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $196, $250, and $349, for the respective quarters.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	December 31, 2014	September 30, 2014	June 30, 2014
Common stockholder's equity before OCI (1) to consolidated assets	8.31%	8.47%	8.27%
OCI components to consolidated assets:
Net changes in unrealized gains and losses:
Investment securities available for sale	(0.06)	(0.13)	(0.11)
Defined benefit plan	(0.11)	(0.11)	(0.11)
Derivatives and hedging activities	(0.04)	(0.04)	(0.05)
Goodwill and intangible assets, net to consolidated assets	(0.38)	(0.38)	(0.38)
Tangible common equity to tangible assets	7.72%	7.81%	7.62%

Tangible book value per common share (2)	$13.76	$13.86	$13.72

Tier I capital (to adjusted total assets) (3)	9.46%	9.70%	9.49%
Tier I capital (to risk-weighted assets) (3)	12.70	13.36	13.38
Total risk-based capital (to risk-weighted assets) (3)	13.86	14.50	14.54
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	December 31, 2014		June 30, 2014
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$44,740	5.2%	$47,886	5.9%
Construction	5,890	0.7	3,838	0.5
Commercial:
Commercial business (1)	70,144	8.2	82,459	10.2
Equipment finance leases	344	—	847	0.1
Commercial real estate:
Commercial real estate	314,240	36.7	294,388	36.3
Multi-family real estate	99,722	11.7	87,364	10.7
Construction	39,112	4.6	22,946	2.8
Agricultural:
Agricultural real estate	92,123	10.8	79,805	9.8
Agricultural business	119,471	14.0	115,397	14.2
Consumer:
Consumer direct	15,530	1.8	17,449	2.1
Consumer home equity	50,853	6.0	56,666	7.0
Consumer overdraft & reserve	2,961	0.3	2,901	0.4
Total (2)	$855,130	100.0%	$811,946	100.0%
_________________________________________________
(1) Includes $1,512 and $1,645 tax exempt leases at December 31, 2014 and June 30, 2014, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	December 31, 2014		June 30, 2014
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$147,830	15.6%	164,918	16.5%
Interest-bearing checking accounts	169,113	17.8	173,879	17.4
Money market accounts	224,082	23.7	238,507	23.9
Savings accounts	98,565	10.4	160,277	16.0
In-market certificates of deposit	281,898	29.8	236,026	23.6
Out-of-market certificates of deposit	25,299	2.7	25,567	2.6
Total deposits	$946,787	100.0%	$999,174	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	December 31, 2014		September 30, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$846,772	4.78%	$818,100	4.44%
Investment securities(2)(3)	342,251	1.23	365,880	1.31
Total interest-earning assets	1,189,023	3.75%	1,183,980	3.47%
Noninterest-earning assets	76,821		73,181
Total assets	$1,265,844		$1,257,161
Interest-bearing liabilities:
Deposits:
Checking and money market	$393,683	0.23%	$400,864	0.25%
Savings	108,277	0.19	147,952	0.21
Certificates of deposit	290,981	0.85	256,168	0.91
Total interest-bearing deposits	792,941	0.45	804,984	0.45
FHLB advances and other borrowings	164,800	1.68	136,731	2.49
Subordinated debentures payable to trusts	24,837	4.66	24,837	4.90
Total interest-bearing liabilities	982,578	0.76%	966,552	0.85%
Noninterest-bearing deposits	149,505		156,070
Other liabilities	30,593		32,534
Total liabilities	1,162,676		1,155,156
Equity	103,168		102,005
Total liabilities and equity	$1,265,844		$1,257,161
Net interest spread(4)		2.99%		2.62%
Net interest margin(4)(5)		3.12%		2.78%
Net interest margin, TE(6)		3.19%		2.84%
Return on average assets(7)		(0.27)%		0.57%
Return on average equity(8)		(3.34)%		7.05%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended December 31, 2014 and September 30, 2014 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Six Months Ended
	December 31, 2014		December 31, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$832,438	4.61%	$743,919	4.52%
Investment securities(2)(3)	354,066	1.27	426,852	1.11
Total interest-earning assets	1,186,504	3.61%	1,170,771	3.28%
Noninterest-earning assets	75,495		73,331
Total assets	$1,261,999		$1,244,102
Interest-bearing liabilities:
Deposits:
Checking and money market	$397,257	0.24%	$355,357	0.26%
Savings	128,115	0.20	132,209	0.23
Certificates of deposit	273,574	0.88	270,665	1.03
Total interest-bearing deposits	798,946	0.45	758,231	0.53
FHLB advances and other borrowings	150,968	2.04	171,706	2.35
Subordinated debentures payable to trusts	24,837	4.78	24,837	5.64
Total interest-bearing liabilities	974,751	0.81%	954,774	0.99%
Noninterest-bearing deposits	153,725		163,989
Other liabilities	30,939		28,948
Total liabilities	1,159,415		1,147,711
Equity	102,584		96,391
Total liabilities and equity	$1,261,999		$1,244,102
Net interest spread(4)		2.80%		2.29%
Net interest margin(4)(5)		2.95%		2.47%
Net interest margin, TE(6)		3.01%		2.51%
Return on average assets(7)		0.15%		0.50%
Return on average equity(8)		1.83%		6.48%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the six months ended December 31, 2014 and December 31, 2013 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

December 31, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$—	$111	$111	$44,629	$—	$227	$227
Construction	—	—	—	—	5,890	—	—	—
Commercial:
Commercial business	32	—	195	227	69,917	—	2,722	2,722
Equipment finance leases	—	—	—	—	344	—	—	—
Commercial real estate:
Commercial real estate	—	—	66	66	314,174	—	563	563
Multi-family real estate	—	—	—	—	99,722	—	—	—
Construction	—	—	—	—	39,112	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	92,123	—	3,134	3,134
Agricultural business	25	—	178	203	119,268	—	5,613	5,613
Consumer:
Consumer direct	12	—	4	16	15,514	—	66	66
Consumer home equity	151	—	315	466	50,387	—	486	486
Consumer OD & reserve	7	—	—	7	2,954	—	—	—
Total	$227	$—	$869	$1,096	$854,034	$—	$12,811	$12,811

September 30, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$150	$—	$111	$261	$43,705	$—	$229	$229
Construction	—	—	204	204	5,620	—	204	204
Commercial:
Commercial business	86	—	328	414	72,052	—	2,914	2,914
Equipment finance leases	—	—	—	—	490	—	—	—
Commercial real estate:
Commercial real estate	138	—	—	138	302,758	—	622	622
Multi-family real estate	—	—	7	7	90,098	—	7	7
Construction	—	—	—	—	30,700	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	81,591	—	6,812	6,812
Agricultural business	—	33	188	221	116,220	—	3,366	3,366
Consumer:
Consumer direct	37	1	5	43	16,433	—	71	71
Consumer home equity	159	123	251	533	52,858	—	873	873
Consumer OD & reserve	6	1	—	7	2,917	—	—	—
Total	$576	$158	$1,094	$1,828	$815,442	$—	$15,098	$15,098
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliations
(Dollars in Thousands, except share data)
(Unaudited)

Reconciliation of Net Interest Margin to Net Interest Margin-Tax Equivalent Yield

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net interest income	$9,364	$8,286	$7,787	$17,650	$14,563
Taxable equivalent adjustment	191	187	142	378	259
Adjusted net interest income	9,555	8,473	7,929	18,028	14,822
Average interest-earning assets	1,189,023	1,183,980	1,180,826	1,186,504	1,170,771
Net interest margin, TE	3.19%	2.84%	2.66%	3.01%	2.51%

Reconciliation of GAAP Earnings and Core Earnings
Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on the sale of securities, the charges incurred from the prepayment of borrowings, and costs incurred for branch closures.

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
GAAP earnings before income taxes	$(1,601)	$2,628	$3,195	$1,027	$4,548
Net loss (gain) on sale of securities	75	(34)	(85)	41	(358)
Charges incurred from prepayment of borrowings(1)	4,065	—	—	4,065	—
Costs incurred for branch closures(2)	2	199	—	201	—
Core earnings before income taxes	2,541	2,793	3,110	5,334	4,190
Provision for income taxes for core earnings	841	879	993	1,720	1,263
Core earnings	$1,700	$1,914	$2,117	$3,614	$2,927

GAAP diluted earnings per share	$(0.12)	$0.26	$0.31	$0.13	$0.45
Net loss (gain) on sale of securities, net of tax	—	(0.01)	(0.01)	—	(0.04)
Charges incurred from prepayment of borrowings, net of tax	0.36	—	—	0.36	—
Costs incurred for branch closures, net of tax	—	0.02	—	0.02	—
Core diluted earnings per share	$0.24	$0.27	$0.30	$0.51	$0.41

(1) Charges incurred from prepayment of borrowings is included as Other noninterest expense on the income statement.
(2) Branch closure costs include loss on sale of closed branch fixed assets in noninterest income and other costs associated with the closure and are included in the respective categories within noninterest expenses.